Exhibit 10.18

Execution Copy

OPERATIONAL SUPPORT AGREEMENT

OPERATIONAL SUPPORT AGREEMENT, dated as of December 20, 2005 (the “Agreement”), among West End Capital Management (Bermuda) Limited, an exempted company incorporated under the laws of Bermuda and licensed to provide insurance management services pursuant to the licence annexed hereto, and Flagstone Reinsurance Limited (“Flagstone”), a company incorporated under the laws of Bermuda and registered as a Bermuda Class 4 insurer under the Insurance Act 1978.

WHEREAS, it is intended by the parties that West End Bermuda and Flagstone shall enter into this Agreement pursuant to which West End Bermuda will provide Flagstone certain insurance management and related support services in respect of Flagstone’s business on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, the parties hereto agree as follows:

1.             Provision of Services. (a)  Subject to the terms and conditions of this Agreement and in accordance with the standards of performance set forth in Section 2, West End Bermuda shall provide to Flagstone,  the services listed and described in Schedule 1 hereto (the “Services”) for a period of 24 months commencing at the date hereof.

(b)           In addition to the Services, West End Bermuda shall provide Flagstone transitional assistance for the term of this Agreement, consisting of consulting services of personnel currently providing support for Flagstone’s administration, financial matters, tax matters and corporate secretarial matters, in relation to transitioning the Services to Flagstone and the use of reasonable efforts by West End Bermuda to assist in the transfer of responsibility for each Service to Flagstone. Such West End employees shall be available to provide such transitional assistance at the rates listed on Schedule 2 of this Agreement. Flagstone shall also reimburse West End Bermuda for its reasonable out-of-pocket expenses incurred in connection with the provision of transitional assistance, which shall include all expenses related to the use of corporate aircraft, provided that, if more than one person from West End Bermuda is required at the same destination on the same occasion for the purposes of the provision of transitional assistance and they utilize corporate aircraft, then all such persons shall utilize the same corporate aircraft.

2.             Standard of Performance; Personnel. West End Bermuda agrees (i) to provide or cause to be provided to Flagstone the Services in a reasonable manner; (ii) that the Services shall be provided by personnel who are experienced, qualified and trained in the business of insurance management and who shall provide such services in a professional and timely manner. West End Bermuda may provide the Services through the use of appropriate licensed (where applicable) sub-contactors (whether affliated or not) or consultants; provided, that West End Bermuda shall remain fully responsible for any such Services so provided.

3.             Payment for Services and Transitional Assistance. (a)  Flagstone shall pay West End Bermuda for (i) the provision of the Services and the transitional assistance (at the rates specified in Schedule 2), (ii) for the provision of premises (based on actual square footage utilized) and direct overheads as specified in Schedule 3, provided that, no premises located in Bermuda may be provided to Flagstone by West End Bermuda without a licence issued to West End Bermuda by the Bermuda Minister of Finance pursuant to Section 129A of the Companies Act 1981 of Bermuda (the “Act’) and (iii)  any out-of-pocket expenses incurred in providing the Services or the transitional assistance, monthly, in arrears, within 15 days of receipt of an invoice to be sent after the relevant month, except for amounts disputed in good faith; provided, that in no event shall the total of all such payments to or for the account of West End Bermuda and its affiliates exceed $2.5 million in any calendar year. Each invoice shall set forth in reasonable detail the Services or transitional assistance rendered during the month to which such invoice relates, the personnel who provided those Services or transitional assistance, the category to which they belong for purposes of Schedule 2 (if necessary), the time spent on providing the Services or transitional assistance, the amount of any out-of-pocket expenses incurred in providing the Services or the transitional assistance and the aggregate amounts payable by Flagstone in connection with such Services and transitional assistance for the relevant month. If Flagstone has any objection to the amount of any invoice, it may require West End Bermuda to substantiate such invoice amount with appropriate records. In the event Flagstone continues to object to the amount of the invoice following its receipt of substantiation thereof, West End Bermuda shall cooperate fully by (i) providing all appropriate records of it and its officers, employees, agents and consultants reasonably available during regular business hours (to the extent that this will not result in a material interruption to West End Bermuda) without charge to Flagstone and (ii) using reasonable efforts to cause any other relevant person or entity to provide all appropriate records and make its officers, employees, agents and consultants reasonably available during business hours, in each case as may be required in connection with such audit. The parties shall endeavor in good faith to resolve any disagreement with respect to charges hereunder within 15 days of the date of the relevant notice. In the event the parties fail to resolve such disagreement within that period, such disagreement shall be resolved in accordance with Section 5 hereof.

(b)           West End Bermuda shall maintain, in all material respects, true and complete documentation supporting all amounts to be paid to West End Bermuda by Flagstone under the terms of this Agreement until at least three years after the termination of this Agreement.

4.             Term. (a)  The term of this Agreement shall be for a period of 24 months commencing at the date hereof ; provided that, this Agreement may be terminated:

(i)            by Flagstone or West End Bermuda, at any time, not less than 30 days after delivery of notice to the other party, in the event that the other party shall have defaulted on or breached any material term of this Agreement and shall not have cured such breach within five Business Days after receiving notice specifying the nature of such default or breach; or

(ii)           by Flagstone or West End Bermuda if the other party hereto should commence any case, proceeding or action (a) under any existing or future law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or, there shall be commenced against that party any such case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of thirty days.

(b)           During the term of this Agreement, Flagstone shall use all commercially reasonable efforts to assume responsibility for each Service within 24 months from the date hereof.

(c)           The parties agree that Flagstone may terminate this Agreement with respect to any Service upon 30 calendar days prior written notice to West End Bermuda. Any requested termination of a Service pursuant to this Section 4(c) shall become effective at the end of such 30 day period, and Flagstone shall with effect from the effective date of such termination no longer be obligated to pay for such Service.

(d)           Upon termination of this Agreement and settlement in full of amounts owing to West End Bermuda in respect of this Agreement, West End Bermuda shall deliver to Flagstone, at Flagstone’s expense, all books, records, data and reports (whether print or electronic) used or prepared exclusively in relation to the provision of the Services, to the extent that West End Bermuda is legally entitled to do so.

(e)           Sections 5, 13 and 18 shall survive any termination of this Agreement.

5.             Dispute Resolution. In the event any dispute arises under this Agreement, the parties hereto agree to negotiate in good faith to resolve such dispute prior to seeking relief in a court of law. Either Flagstone, on the one hand or West End Bermuda, on the other, may at any time deliver a notice to any other party that it wishes to refer a dispute to a senior executive of Flagstone and the Compliance Officer of West End Bermuda. Following receipt of such notice Flagstone, on the one hand and West End Bermuda on the other, shall designate one of its senior executives to negotiate in good faith to resolve such dispute within 10 days (or such longer period of time as such officers may agree to in writing). If at the end of such 10 day (or longer if properly extended) period the designated officers have not fully resolved the dispute to their mutual satisfaction, then:

(a) with respect to any dispute relating to charges under Section 3 of this Agreement, the parties shall within a 10 day (or longer if properly extended) period submit such dispute to arbitration by a single arbitrator. The arbitrator shall be an independent accounting firm of international reputation, mutually acceptable to Flagstone and West End Bermuda (or, if the parties are unable to agree upon such an accounting firm, such an accounting firm selected by the parties’ independent accounting firms). In the event, no agreement can be reached as to the identity of the arbitrator, either party may invoke the assistance of the court to appoint an arbitrator pursuant to the provisions of the Arbitration Act 1986. Any arbitrator appointed, whether by the parties or by the court, shall, within 30 days of the submission of the dispute to them, determine and report to Flagstone and West End Bermuda their determination which shall be final and binding on the parties hereto, the cost of such determination to be borne by the parties in the proportions determined by the arbitrator;

(b) all other disputes shall be resolved through the courts of Bermuda.

6.             Specific Performance; Liability. (a) It is specifically understood and agreed that any breach of this Agreement by Flagstone or West End Bermuda will result in irreparable injury to the aggrieved party, that the remedy at law alone will be an inadequate remedy for such breach and that Flagstone or West End Bermuda shall be entitled to specific performance of this Agreement, in addition to any other remedy at law or equity.

(b)           Flagstone acknowledges that the Services and transitional assistance are being provided by West End Bermuda pursuant to this Agreement pending an assumption of responsibility for the provision of the Services by Flagstone. Accordingly, all warranties and representations relating to the Services and transitional assistance, whether implied, statutory or otherwise, are hereby excluded to the maximum extent permitted by law, except as expressly set forth in this Agreement (including, without limitation, Section 2 hereof); provided, however, that nothing in this Agreement shall exclude either party’s liability for fraud or dishonesty or liability for death or personal injury arising out of its gross negligence.

(c)           West End Bermuda shall have no liability for any loss to Flagstone or its officers, directors, employees, agents, successors or assigns that arises in relation to the provision of the Services and transitional assistance except with respect to losses resulting from fraud, dishonesty, willful default, bad faith or gross negligence or to the extent the exclusion of such liability is contrary to any applicable laws.

7.             Cooperation; Access. (a)  The parties hereto agree to fully cooperate in good faith with one another in connection with the Services provided under this Agreement.

(b)           Flagstone shall permit West End Bermuda and its employees and agents reasonable access during regular business hours (or otherwise upon agreement) to such data and personnel designated by Flagstone as involved in receiving or overseeing the Services and other information as reasonably requested by West End Bermuda to facilitate West End Bermuda’s performance of this Agreement. West End Bermuda shall permit Flagstone and its employees and agents reasonable access during regular business hours (or otherwise upon agreement) to individuals responsible for the Services and provide Flagstone with such data and other information as Flagstone may reasonably request for the purposes of allowing Flagstone to monitor the performance of the Services and to assist Flagstone in transitioning the Service functions to Flagstone’s own systems upon the termination of this Agreement, in each case to the extent that such permission or provision does not result in material interruption to West End Bermuda.

(c)           Flagstone and West End Bermuda shall cooperate with and assist one another in obtaining any third party consents or amendments necessary for the performance of the Services hereunder, including, without limitation, any required consent or amendment under any software license; provided, however, that West End Bermuda shall not be required to cooperate with and assist Flagstone in obtaining any consent to amendment where West End Bermuda reasonably concludes (after consultation with Flagstone) that such consent or amendment will result in it incurring out-of-pocket expenses which Flagstone, in its sole discretion, does not approve. Flagstone and West End Bermuda will notify one another promptly after becoming aware that any such consents or amendments are required. Subject to Flagstone’s prior approval, the out-of-pocket costs and expenses of obtaining any such consents or amendments shall be borne by Flagstone. In the event that the parties are unable to obtain any required consent or amendment, they shall negotiate in good faith reasonable modifications of the Services and applicable fees such that such consents or amendments are not required.

8.             Force Majeure. West End Bermuda shall not be liable to Flagstone for delay in performing or failure to perform its obligations under this Agreement if the delay or failure results from events or circumstances outside its reasonable control including, without limitation, fire, flood, explosion, acts of war or hostilities or terrorist activity, riots, government action or inaction, request by any governmental, regulatory or administrative agency, accident or breakage of any machinery or apparatus, strikes or labor disputes or any inability to obtain fuel, power, gas, equipment or transportation, and such delay or failure shall not constitute a breach of this Agreement.

9.             Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by facsimile (with confirmation of sending) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

if to Flagstone, to:

Crawford House

12 Church Street, suite 224

Hamilton, HM Bermuda

Telephone: +1 (441) 278-4319

Fax:  +1 (441) 295-4927

Attention: Todd White

If to West End Bermuda to:

West End Capital Management (Bermuda) Limited

Crawford House

12 Church Street, suite 224

Hamilton, HM Bermuda

Telephone: +1 (441) 278-4302

Fax:  +1 (441) 295-4927

Attention: Anthony M. Philip

10.           Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, West End Bermuda and Flagstone or (b) by a waiver in accordance with Section 11.

11.           Waiver. West End Bermuda, on the one hand, and Flagstone, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement or (b) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.           Assignment. This Agreement may not be assigned without the express written consent of West End Bermuda and Flagstone (which consent may be granted or withheld the sole discretion of West End Bermuda or Flagstone), it being understood and agreed that any direct or indirect change of control of West End Bermuda shall be deemed to be an assignment of this Agreement.

13.           Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

14.           Entire Agreement. This Agreement (including all Schedules hereto) constitutes the entire agreement and supersedes all prior agreements, representations and understandings, except to the extent repeated in this Agreement, of any nature, both written and oral, between the parties with respect to the subject matter hereof. Flagstone and West End Bermuda each acknowledge that in entering into this Agreement it is not relying on any representation or understanding that is not set out in this Agreement and neither Flagstone nor West End Bermuda shall have any right of action (except in the case of fraud or dishonesty) against the other party to this Agreement arising out of or in connection with any prior representation or understanding to the extent that it is not repeated in this Agreement.

15.           Applicable Law. This Agreement shall be governed by and construed in accordance with Bermuda law and shall be treated, in all respects, as an Bermuda contract without regard to conflicts of laws and principles. The Parties submit to the non-exclusive jurisdiction of the courts of Bermuda.

16.           Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

17.           No Partnership. Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, the parties a partnership, unincorporated association, or other co-operative entity.

18.           Non-solicitation. Flagstone shall not, during the term of this Agreement and for a period of one year following the termination or expiry of this Agreement directly or indirectly solicit, endeavor to entice away, employ or offer to employ any person employed by West End Bermuda who is involved with the provision of Services or transitional assistance under this Agreement at any time, whether or not such person would commit any breach of his contract of service in leaving such employment.

19.           Change of Control. West End Bermuda shall use its reasonable best efforts to ensure that the provision of the Services and transitional assistance contemplated by this Agreement shall continue in the event West End Bermuda is subject to a change in ownership or a change of control.

IN WITNESS WHEREOF, the parties have duly executed this OPERATIONAL SUPPORT Agreement as of the date first written above by their respective officers thereunto duly authorized.

FLAGSTONE REINSURANCE LIMITED

By:	/s/ Todd White
Name: Todd White
Title: Secretary

WEST END CAPITAL MANAGEMENT (BERMUDA) LIMITED

By:	/s/ Anthony Philip
Name: Anthony Philip
Title: Secretary

Annex A

(Insurance Managers Licence — omitted)

Schedule 1

The Services shall include each of the services specified below and such other services as Flagstone and West End Bermuda shall agree in writing, subject to West End Bermuda having the required licenses/regulatory approvals necessary to provide such other services:

1)     Operational Services:  The Services shall include all activities, services and procedures which activities, services and procedures shall be performed for up to the entire 24 month term of this Agreement unless this Agreement is terminated in accordance with its terms or, with respect to specific Services, terminated in accordance with 4(c) :

a)     Company secretarial services

b)    Accounting & tax services

c)     Risk modeling services

d)    Information technology & communication services

e)     Provision of premises and utilities; provided that no premises located in Bermuda may be provided to Flagstone by West End Bermuda without a licence issued to West End Bermuda by the Bermuda Minister of Finance pursuant to Section 129A of the Act

f)     Administrative Services

g)    Disaster Recovery Procedures

2)     Training Services:  West End Bermuda shall provide adequate personnel for instructing Flagstone’s personnel to take over the provision of the Services contemplated herein during the term of this agreement. The instruction shall occur at times and locations mutually agreeable to Flagstone and West End Bermuda, and to the extent Flagstone reasonably requests additional instruction beyond that contemplated by this Section 2, West End Bermuda shall be compensated for such services consistent with the rates set forth on Schedule 2 of this Agreement.

3)     Future Services. To the extent Flagstone and West End Bermuda determine that additional services are required for Flagstone to transition on to the systems necessary to operate without assistance from West End Bermuda the parties hereto agree to negotiate in good faith the provision of such services and the fees related thereto.

Schedule 2

The amount to be invoiced under Section 3 in respect of the personnel providing the Services and transitional assistance in accordance with Section 1 shall be according to the following table. The amount to be invoiced in respect of each of the personnel providing the Services for any one day shall be the lower of the aggregate of the applicable hourly rate, or the applicable daily rate.

Category of Staff	US$ per Hour	US$ per 8-hour day

Phd Quantative Analyst- Bermuda	400	2500
Other Computer Programmer- Bermuda	200	1250
Phd Quantative Analyst- Elsewhere	400	2500
Other Computer Programmer- Elsewhere	200	1250
Network Infrastructure Engineer	175	1000

Chartered Accountant - Elsewhere	100	600
Corporate Secretarial - Bermuda	90	600

Specific Personnel
Todd White	250	1500
Anthony Philip	250	1500
Tim Calveley	225	1500
Brenton Slade	225	1500
Patrick Boisvert	175	1000

Schedule 3

The amount to be invoiced under Section 3 in respect of the provision of premises shall be the following:.

Fully Loaded Space Cost	US$ per square foot

Halifax	20
Hydrabad	19

This charge shall apply to the space used by the cubicle, desk, or office as the case may be, of all Flagstone personnel working in offices outside of Bermuda rented or owned by West End Bermuda or affiliates. It shall further apply to a proportionate share of common space (hallways, conference rooms, kitchen, etc).